Exhibit 3.1

Certificate of Formation

of

Commander Acquisition, LLC

1. Name. The name of the limited liability company is “Commander Acquisition, LLC” (the “Company”). The Company is a limited liability company organized under the Delaware Limited Liability Company Act, Title 6, Ch. 18, §§ 18-101, et seq.

2. Resident Agent and Address. The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. Effectiveness. This Certificate of Formation shall become effective upon the filing of this Certificate of Formation and a Certificate of Conversion to Limited Liability Company of Commander Acquisition Corp. in accordance with Section 18-214(b) of the Delaware Limited Liability Company Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Commander Acquisition, LLC this 15th day of May, 2013.

/s/ Michael R. Davin
By: Michael R. Davin, Authorized Person

Certificate of Merger

of

Palomar Medical Technologies, Inc.

With and Into

Commander Acquisition, LLC

(Pursuant to Section 264 of the General Corporation Law of the State of Delaware

and Section 18-209 of the Delaware Limited Liability Company Act)

The undersigned limited liability company organized and existing under and by virtue of the Delaware Limited Liability Company Act does hereby certify as follows:

1. The name, jurisdiction of domicile, formation or organization, and type of entity of each of the constituent entities of the merger are as follows:

Name	Jurisdiction of Domicile, Formation or Organization	Type of Entity
Palomar Medical Technologies, Inc.	Delaware	Corporation
Commander Acquisition, LLC	Delaware	Limited Liability Company

2. An Amended and Restated Agreement and Plan of Merger, dated as of May 15, 2013, by and among Cynosure, Inc., Palomar Medical Technologies, Inc. and Commander Acquisition, LLC (the “Agreement and Plan of Merger”) has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with Section 264(c) of the General Corporation Law of the State of Delaware and Section 18-209 of the Delaware Limited Liability Company Act.

3. The name of the surviving limited liability company of the merger is Commander Acquisition, LLC, which, upon the filing of this Certificate of Merger, hereby changes its name to Palomar Medical Technologies, LLC.

4. The Certificate of Formation of the surviving limited liability company is hereby amended to change the name of the surviving limited liability company to Palomar Medical Technologies, LLC.

5. The executed Agreement and Plan of Merger is on file at an office of the surviving limited liability company at 5 Carlisle Road, Westford, Massachusetts 01886.

6. A copy of the Agreement and Plan of Merger will be furnished by the surviving limited liability company, on request and without cost, to any stockholder of any constituent corporation or any member of any constituent limited liability company.

7. The merger shall become effective upon the filing of this Certificate of Merger.

IN WITNESS WHEREOF, the surviving limited liability company has caused this Certificate to be signed by its duly authorized person, this 24th day of June, 2013.

Commander Acquisition, LLC

By:	/s/ Michael R. Davin
Name:	Michael R. Davin
Title:	Authorized Person